Press Release	Source: Fortuna Gaming Corp.

Fortuna Closes First Round Financing of $1.7 Million USD and Announces Second Round Financing of $10 Million USD

Tuesday October 18, 9:00 am ET

LAS VEGAS, Oct. 18 /PRNewswire-FirstCall/ -- Fortuna Gaming Corp., (OTC Bulletin Board: FGAM - News) announces the successful closing of its first round financing of $1,700,000 USD. This round was offered to accredited investors in the U.S. and consisted of 1,700,000 units at a price of $1.00 USD per Unit, each unit consisting of one share of Common Stock and one Warrant to purchase one share of common stock at a price of $2.00 USD, exercisable for 24 months from the closing of the offering.

The Company is using the proceeds to develop and execute its business plan, acquire gaming software for its mobile and wireless gaming platform, set up the gaming and corporate web sites, set up its UK-based operating subsidiary, Fortuna Gaming (UK) Limited, headquartered in London, England, secure investor relations and PR services, cover initial marketing costs and provide working capital for the Company.

The Company is now offering its second round financing of a maximum of 10,000,000 Units at a price of $1.00 USD per Unit for a total raise of $10,000,000 USD. Each Unit consists of one share of Common Stock and one Warrant to purchase one share of common stock at a price of $2.00 USD, exercisable for 24 months from the closing of the offering. This offering is made pursuant to Regulation S and Regulation D of the United States Securities Act of 1933 and is being offered to accredited European and North American investors and institutions.

The Company, formerly known as MoneyFlow Capital Corp., commenced its operations in June 2005, at which time the Company rescinded its interests in the financial services sector, and turned its attention to the online and mobile gaming business. As a result of the rescission of its interests, the Company stock price moved from a pre-split price of approximately $8.00 per share to a current price of approximately $1.00 per share.

About Fortuna Gaming Corp.

Fortuna Gaming Corp (the "Company"), through its subsidiary Fortuna Gaming (UK) Limited, ("Fortuna") headquartered in London, England, is in the online and mobile poker business. Fortuna recently acquired the first software license made available by MobileGamingNow ('MGN'), which is expected to allow the Company to establish itself as a leader in the online and mobile poker industry. The proprietary software enables qualified players to enjoy the game of poker via the Internet and via cellular phones and other similar handheld devices. This is the first software of its kind to offer multi-player mobile gaming on a wide variety of handheld devices and as such, the Company anticipates being the first licensee and operator in this exciting sector of mobile gaming.

Legal Notice Regarding Forward Looking Statements

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

Source: Fortuna Gaming Corp.